Exhibit 99.1

Maxygen, Inc. 515 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com

Maxygen Reports Second Quarter 2011 Financial Results

REDWOOD CITY, Calif., August 8, 2011 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company, today announced financial and business results for the quarter ended June 30, 2011.

Second Quarter 2011 Financial Results

Maxygen reported net income attributable to Maxygen, Inc. of $54.5 million, or $1.86 per share, for the second quarter of 2011, compared to net income attributable to Maxygen, Inc. of $1.5 million, or $0.05 per share, for the same period in 2010. Net income for the second quarter primarily reflects a gain on sale of discontinued operations of $62.2 million recognized upon the acquisition by Astellas Pharma Inc. of Maxygen’s interests in Perseid Therapeutics LLC for $76.0 million in cash in May 2011.

As a result of the acquisition of Perseid by Astellas, Maxygen has reclassified the operating results of Perseid and related business activities to discontinued operations in the consolidated financial statements for the three and six months ended June 30, 2010 and 2011. The assets, liabilities and results of operations and cash flows of Perseid have been reported separately as discontinued operations in Maxygen’s condensed consolidated financial statements for all periods presented.

Maxygen had total revenue of $3,000 in the second quarter of 2011, compared to $180,000 of revenue for the same period in 2010. The decrease in total revenue was primarily due to the termination of Maxygen’s prior license agreement with Codexis, Inc. in October 2010, which eliminated related party revenues received from Codexis under that agreement.

Total operating expenses from continuing operations were $3.4 million in the second quarter of 2011, compared to $2.7 million for the same period in 2010. The increase in operating expenses was primarily due to an increase in general and administrative expenses in connection with the submission of a proposal to the Biomedical Advanced Research and Development Authority (BARDA) in May 2011 for the potential development of the company’s MAXY-G34 product candidate as a potential medical countermeasure for acute radiation syndrome (ARS).

At June 30, 2011, Maxygen held approximately $171.4 million in cash and cash equivalents and remains eligible for a payment of up to $30.0 million from Bayer HealthCare LLC related to the sale of Maxygen’s hematology assets to Bayer in July 2008.

Income from discontinued operations was $56.0 million for the second quarter of 2011, compared to income from discontinued operations of $3.9 million for the second quarter of 2010. The 2011 period included a gain on sale of discontinued operations of $62.2 million resulting from the acquisition of Perseid by Astellas.

Business Results

On May 3, 2011, Maxygen submitted a proposal to BARDA for a contract for the development of its MAXY-G34 product candidate as a potential medical countermeasure for ARS. The submission is in response to a Broad Agency Announcement (BAA-10-100-SOL-00012) under which BARDA seeks to fund the advanced research and development of potential treatments for the sub-syndromes associated with ARS, including neutropenia. Maxygen expects to receive a response from BARDA regarding this proposal in the second half of 2011.

Maxygen, Inc. 515 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com

In May 2011, Astellas completed its purchase of all of Maxygen’s equity interests in Perseid at the then-current exercise price of $76.0 million. Under the terms of the companies’ 2009 joint venture arrangement, Maxygen transferred substantially all of its protein pharmaceutical programs and related assets and research and development personnel to Perseid and granted Astellas an option to acquire all of Maxygen’s ownership interest in Perseid at specified exercise prices that increased each quarter over the term of the option, which was scheduled to expire on September 18, 2012. Maxygen continues to retain all rights to its MAXY-G34 program for development in all therapeutic areas, including the chemotherapy-induced neutropenia and ARS indications, and continues to evaluate the potential further development of the program for both indications.

As a result of the acquisition, Perseid has become a wholly-owned subsidiary of Astellas, and Maxygen has no further interests or obligations with respect to the business and operations of Perseid, except for the ongoing technology license agreement between the companies entered into as a part of the 2009 joint venture arrangement, the provision of limited transition services between the companies, which will continue for the remainder of 2011, or as otherwise provided under the purchase agreement.

Also in May 2011, Maxygen announced a stock repurchase program under which the company may purchase up to $10.0 million of its common stock through December 31, 2011. Under this program, Maxygen has repurchased approximately 230,000 shares of its common stock through June 30, 2011, at an aggregate cost of approximately $1.3 million. This is in addition to the approximately 10.0 million shares repurchased by the company during 2009 and 2010 through open market repurchases, private transactions and a modified “Dutch auction” offer at an aggregate cost of approximately $54.1 million.

About Maxygen

Maxygen is a biotechnology company focused on the potential further development of its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome, or ARS. For more information, please visit our website at www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors and uncertainties, among others, could cause actual results to differ materially from those described in the forward-looking statements: whether Maxygen will be awarded a contract under BAA-10-100-SOL-00012 or any similar solicitations and the timing, status and terms of any such award; if Maxygen is awarded a contract, whether it can satisfy any of the conditions of such contract or begin to receive any proceeds from any such contract within any specific period of time; Maxygen’s ability or plans to commence or continue the development of MAXY-G34 for any indication and the timing and status of any such development; the potential utility of MAXY-G34 for the treatment of chemotherapy-induced neutropenia and/or ARS; the potential advantages of such product over existing or future products; risks inherent in drug development; unexpected funding delays and/or reductions or elimination of BARDA funding under BAA-10-100-SOL-00012 or similar solicitations; the award of government contracts to Maxygen’s competitors; whether Maxygen will receive any portion of the event-based payment from Bayer and the timing of any such payment, and economic, business, competitive, and/or regulatory factors affecting the business of Maxygen and the markets it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Maxygen, Inc. 515 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
	(unaudited)
Revenues:
Related party revenue	$510	$—	$1,790	$—
Technology and license revenue	—	3	511	3
Grant revenue	(330)	—	—	—

Total revenues	180	3	2,301	3

Operating expenses:
Research and development	744	783	1,762	1,350
General and administrative	2,004	2,638	4,366	5,778
Restructuring charge	(98)	—	(98)	—

Total operating expenses	2,650	3,421	6,030	7,128

Loss from operations	(2,470)	(3,418)	(3,729)	(7,125)
Interest income and other income, net	244	596	286	558

Loss from continuing operations before income taxes	(2,226)	(2,822)	(3,443)	(6,567)
Income tax benefit for continuing operations	297	638	297	2,374

Loss from continuing operations	(1,929)	(2,184)	(3,146)	(4,193)

Discontinued Operations:
Income (loss) from discontinued operations	3,906	(4,735)	2,697	1,302
Gain on sale of discontinued operations	—	62,219	—	62,219
Income tax expense for discontinued operations	—	(1,521)	—	(3,038)

Income from discontinued operations	3,906	55,963	2,697	60,483

Net income (loss)	1,977	53,779	(449)	56,290
Net income (loss) attributable to non-controlling interests	467	(742)	37	310

Net income (loss) attributable to Maxygen, Inc.	$1,510	$54,521	$(486)	$55,980

Basic and diluted net income (loss) per share attributable to Maxygen, Inc.	$0.05	$1.86	$(0.02)	$1.91
Shares used in basic and diluted net income (loss) per share calculations	31,091	29,344	31,103	29,284

Maxygen, Inc. 515 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2010	June 30, 2011
	(Note 1)	(unaudited)
Cash and cash equivalents	$102,335	$171,372
Receivable from Perseid	1,127	662
Available-for-sale investment in equity securities	5,468	4,756
Prepaid expenses and other assets	4,772	4,685
Assets of discontinued operations	34,411	—

Total assets	$148,113	$181,475

Distribution payable	2,525	1,952
Liabilities of discontinued operations	12,681	—
Other liabilities	3,140	3,102
Stockholders’ equity	129,767	176,421

Total liabilities and stockholders’ equity	$148,113	$181,475

Note 1: Derived from consolidated audited financial statements as of December 31, 2010.

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Contact:

Linda Chrisman

linda.chrisman@maxygen.com

650.298.5351